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                                                                   Exhibit 10.15


                         [LETTERHEAD OF CYBER DIALOGUE]



December 21, 1999

Lynne R. Bolen
267 Main Street #2A
Boston, MA 02129


Dear Lynne:

Following your recent discussions with Mark, I write to summarize Cyber Dialogue's offer of employment. In parallel to this letter, we are drafting an employment agreement for your review. We appreciate your patience while we have been getting to know you better. Our interview process is a somewhat lengthy experience, as it takes a while for us to understand the challenges that candidates are looking for, and whether or not Cyber Dialogue is a place where they will be happy. We have gathered together an incredible team of smart, energetic, caring people over the years, and exercise extreme diligence in choosing new people to join this family.

Anyway, we have all very much enjoyed meeting with you, and we feel that you are an excellent candidate and someone with whom we would very much like to work. As such, we are excited to offer you a full-time position with Cyber Dialogue as VICE PRESIDENT, INTERNET DATABASE MARKETING, which is an exempt position. Specifics of our offer include the following:

     1. As we have discussed, this job is a full-time position, and we would like you to start on January 14, 2000 or as soon as is mutually agreeable. This employment agreement is for the term of one year. After one year's time, a period of 3 months notice is required prior to termination without cause.

     2.   You will be compensated as follows:

          - Base -- at an annualized rate of $170,000. This will be paid every 2 weeks, and, in the usual way, we will deduct federal and state income taxes, social security, unemployment insurance, and other customary deductions.

          - Relocation Allowance -- we are happy to help you with your relocation costs, up to a ceiling of $15,000. These costs to include moving & storage, breaking your existing lease, and living expenses in New York while looking for more permanent accommodation. Such expenses to be submitted on our standard expense report. Relocation expenses in excess of $15,000 will have to be met out of your own pocket. This also includes funds for commuting from Boston to NYC.

     3. Additionally, you will be eligible to earn further discretionary bonuses, in accordance with the bonus policy in place from time to time, with a guaranteed bonus of $50,000 for the first year of employment. Our near term aggressive growth strategy means that reinvestment in the company for the benefit of everybody is well-understood to be one of our highest priorities. Thus, our policy at Cyber Dialogue has always been to have conservative base salaries, but to reward significant contributions to the success of the firm with meaningful bonuses. Payment of such bonuses is made at the discretion of senior management and, naturally, is based upon Cyber Dialogue's profitability, the aforementioned reinvestment needs, and your merit.

     4. Requests for time off should be approved in advance by Mark Esiri, and we ask that you give plenty of notice. Clearly, requesting time off does not apply for holidays observed by all of Cyber Dialogue's employees. Currently there are 14 company-wide holidays throughout the year, including the period between Christmas and the New Year.

     5. The current Cyber Dialogue Stock Option policy allows for discretionary stock option grants to individual employees by the Board of Directors on a case by case basis. Accordingly, we would like to

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          offer you the option, on the terms and conditions set forth in the
          CYBER DIALOGUE INC. AMENDED AND RESTATED 1997 STOCK OPTION PLAN and the associated NONQUALIFIED STOCK OPTION AGREEMENT, to purchase 50,000 shares of Common Stock (the "Shares") at a price (the "Option Price") of $3.39 per share, which is not less than the Fair Market Value (as defined in the Plan) per share of the shares of Common Stock as of the date hereof.

          As stated in the NONQUALIFIED STOCK OPTION AGREEMENT, the term of the Option shall commence on the date hereof (the "Date of Grant") and terminate upon the expiration of ten (10) years from the Date of Grant. 20% of this option grant will vest immediately upon employment at Cyber Dialogue. The remaining shares of the grant shall be exercisable over 4 years, 10% every 6 months.

     6. As we have discussed, your job will involve the duties that we have outlined as well as other tasks that we might agree are applicable to the position. We expect everybody at Cyber Dialogue to focus diligently on their priorities, but at the same time encourage you to look for new challenges and opportunities throughout the company. We won't stand in your way when you feel the time is right for a new direction.

     7. You will be entitled to 3 weeks' vacation, in addition to the week between Christmas and New Year's Day, as well as the same paid holidays as are observed by all Cyber Dialogue employees. Our current policies also entitle you to other time off benefits (maternity leave, etc.). If you would like more details with regard to these sorts of benefits, please ask Margaret (ext. 118) to send you our Manual. As before, we ask that you ask for time off in advance from Mark Esiri.

     8. You will be entitled to participate in Cyber Dialogue's medical and dental insurance programs and to such other employee benefits as Cyber Dialogue offers to all of its employees from time to time. Margaret will also be able to answer your questions with regard to these policies. Naturally, you will be reimbursed for your business-related expenses, in accordance with our Expense Reimbursement policy.

     9. Nearly everybody works virtually from time to time, and we're sure that you will find this useful on occasion. However, for the most part, we ask that you perform the majority of your work in our offices, particularly while you are getting to know what everybody does.

     10. We are flexible on almost everything, but, because of the nature of the work that we do for clients and because of the working environment that we encourage, we need your employment to be exclusive to Cyber Dialogue. Thus, while you are employed by Cyber Dialogue, we require that you not perform services for compensation for any third party.

     11. Finally, in consideration of the work that you will be executing for our clients and because of the nature of our business, we will ask in your contract that you sign appropriate "Non-competition" and "Confidentiality" Agreements.

We very much hope that the terms of this offer are acceptable to you. If so, please indicate below by signing and returning one copy of this letter to us, together with the signed "Non-compete" and "Confidentiality" Agreements. As you know, we are anxious to fill this position, so we ask that you let us know your intentions by DECEMBER 29, 1999. If we do not hear from you by that time, we'll assume that you won't be joining us and this offer will lapse.

Lynne, we are all very excited about the possibility of your joining our firm. We strongly believe in a team approach and fostering an innovative, casual, learning atmosphere. We all feel that Cyber Dialogue has many potentially fruitful opportunities ahead, which would only improve with your addition to the team. Be sure to call me if you have any questions about the contents of this offer letter.

Sincerely,                                   ACCEPTED AND AGREED TO

                                             THIS 14 DAY OF DECEMBER, 1999

/s/ Sharon Pilkauskas                        /s/ Lynne Bolen
--------------------------------             ------------------------------
Sharon Pilkauskas                            Lynne Bolen
Vice President, Human Resources